EXHIBIT 1

                 [Letterhead of Carl C. Icahn]

                                  April 7, 2005

VIA FACSIMILE -214/854-3400

Mr. John Antioco
Chairman and Chief Executive Officer
Blockbuster, Inc.
1201 Elm Street
Dallas, Texas  75270

Dear Mr. Antioco:

On Friday, April 1, 2005, the New York Post stated, "Blockbuster head honcho John Antioco received $51M in 2004 for standing by while his company lost about half of the market capitalization and $1.25B in income."

I not only find these pay packages unconscionable but also find fault with the way you are running the company. In short, you are on a "spending spree" with your shareholders' money. I, as your largest shareholder, believe that much of the cash flow of Blockbuster should be returned as a dividend.

On the date you determined to drop your pursuit of Hollywood (another grave error), you surprised shareholders by immediately announcing that you were moving the annual meeting from the expected July date to May. This gave anyone wishing to put up a slate only 10 days to notify the Blockbuster of that fact. I asked you, because of that short notice period, to give an extra week to a shareholder wishing to notify you of its intent to nominate directors. I was sorry to learn in your letter yesterday you have refused to accommodate this request. As I stated, the postponement might have given us a small window to discuss our differences. However, on reflection, it appears that our differences are probably too large to be bridged in any event. As I mentioned, I am determined to put into nomination a slate, which if elected will attempt to: 1) bring discipline to the "spending spree" currently in effect, 2) control any further egregious bonuses, 3) strongly urge the board to give greater dividends to the shareholders and 4) be sure that any offers for the company see the "light of day". If we cannot bring about those changes to our satisfaction, we plan to attempt to take control of Board of Directors in the 2006 annual meeting.

                                              Very truly yours,
                                              /s/ Carl C. Icahn
                                              Carl C. Icahn

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF BLOCKBUSTER, INC. FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF BLOCKBUSTER, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.